Generac Reports Third Quarter 2013 Results

Strong organic revenue growth from commercial & industrial products and home standby generators drives continued growth in earnings

WAUKESHA, WISCONSIN, (October 24, 2013) – Generac Holdings Inc. (NYSE: GNRC) (the “Company”), a leading designer and manufacturer of generators and other engine powered products, today reported financial results for its third quarter ended September 30, 2013.

Third Quarter 2013 Highlights

•	Net sales increased year-over-year by 20.9% to $363.3 million as compared to $300.6 million in the third quarter of 2012.

•	Net income during the third quarter of 2013 was $47.1 million, or $0.67 per share, as compared to $25.5 million or $0.37 per share for the same period of 2012.

•
Adjusted net income, as defined in the accompanying reconciliation schedules, increased to $73.7 million from $54.1 million in the third quarter of 2012.  Adjusted diluted net income per share was $1.06 as compared to $0.78 per share in the third quarter of 2012.

•
Adjusted EBITDA increased 31.2% to $100.1 million as compared to $76.3 million in the third quarter last year.  Adjusted EBITDA margin during the third quarter improved to 27.5% as compared to 25.4% in the prior year primarily due to warranty rate improvements resulting in a favorable adjustment to warranty reserves.

•
Cash flow from operations in the third quarter of 2013 was $80.9 million as compared to $69.5 million in the prior year quarter.  Free cash flow was $76.7 million as compared to $61.6 million in the third quarter of 2012.

•
For the trailing four quarters, including the third quarter of 2013, net sales were $1.452 billion; net income was $154.3 million; adjusted EBITDA was $382.1 million; cash flow from operations was $261.6 million; and free cash flow was $238.4 million.

•	On August 1, 2013, the Company closed on the previously announced acquisition of Tower Light Srl, a leading developer and supplier of mobile light towers throughout Europe, the Middle East and Africa.

•
Subsequent to the end of the quarter, the Company entered into a purchase agreement on October 7, 2013 to acquire substantially all of the assets of Baldor Electric Company’s generator division (“Baldor Generators”).   Baldor Generators offers a complete line of generators ranging from 3kW to 2.5MW throughout North America.

“We experienced double-digit organic revenue growth again during the quarter as a result of increased spending from our national account customers and continued adoption of standby generators for both residential and commercial applications,” said Aaron Jagdfeld, President and Chief Executive Officer.  “We believe our expanded dealer base, targeted marketing efforts and continued roll-out of our PowerPlay® in-home sales process are having an impact on extending the awareness and distribution of standby generators, which is leading to a new and higher baseline level of demand for these products.  In addition, over the last twelve months, we have announced several acquisitions that provide us with immediate access to new global markets and new products, helping to further grow and diversify our business.”

Additional Third Quarter 2013 Highlights

Residential product sales for the third quarter of 2013 increased to $192.7 million from $191.0 million for the comparable period in 2012.  Shipments of home standby generators were higher sequentially and over the prior year due to a combination of factors including the additional awareness and adoption created by major power outages in recent years, the Company’s expanded distribution, increased sales and marketing initiatives, overall strong operational execution and a more favorable environment for residential investment.  The strength in home standby generators was partially offset by a decline in shipments of portable generators due to less severe power outage events in the current year quarter relative to prior year, although expanded placement for these products continued to lead to year-over-year market share gains.  In addition, increased revenue from power washer products also contributed to the year-over-year sales growth in residential products.

Commercial & Industrial (C&I) product sales for the third quarter of 2013 increased 61.8% to $151.5 million from $93.6 million for the comparable period in 2012.  Organic net sales increased at a strong double-digit rate during the current year quarter primarily driven by a significant increase in shipments to national account customers and increased sales of natural gas generators used in light commercial/retail applications.  In addition, the Ottomotores acquisition, which closed in December 2012, and the Tower Light acquisition, which closed in August 2013, contributed to the year-over-year growth in C&I products.

Gross profit margin for the third quarter of 2013 was 38.4%, which was approximately flat as compared to the third quarter of 2012.  Gross margin was affected by the mix impact from the addition of Ottomotores sales along with a higher mix of organic C&I product sales, mostly offset by the positive impact from a moderation in commodity costs and continued execution of cost-reduction initiatives.

Operating expenses for the third quarter of 2013 declined $4.5 million, or 8.0%, as compared to the third quarter of 2012.  The expense reduction was driven primarily by warranty rate improvements resulting in a favorable adjustment to warranty reserves, as well as a decline in the amortization of intangibles.  These reductions were partially offset by the addition of operating expenses associated with the Ottomotores and Tower Light businesses, and increased sales, engineering and administrative infrastructure to support the strategic growth initiatives and higher baseline sales levels of the Company.

Interest expense in the third quarter of 2013 declined to $12.5 million compared to $16.9 million in the same period last year.  The decline was primarily the result of a reduction in interest rate from the current-year credit agreement refinancing completed in May 2013.

Outlook

The Company is revising upward its sales guidance for full-year 2013 primarily due to continued strong demand for home standby generators, as well as a modest impact from the expected closing of the Baldor Generators acquisition in the fourth quarter of 2013.  Full-year 2013 net sales are now expected to increase in the low-to-mid 20% range over the prior year, which is an increase from the low-20% rate previously expected.  This top-line guidance continues to assume no material changes in the current macroeconomic environment and no major power outage events for the remainder of 2013.

Gross margins for full-year 2013 are now expected to increase approximately 50 basis points as compared to the prior year, which is an improvement from the previous expectation of approximately flat as compared to the prior year.

Operating expenses as a percentage of net sales, excluding amortization of intangibles, are now expected to decline by approximately 75 to 100 basis points as compared to 2012, which is an improvement from the previous expectation of approximately flat as compared to the prior year.

As a result of the higher sales outlook and the improved gross margin and operating expense guidance, adjusted EBITDA for the full-year 2013 is now expected to increase in the low-30% range, which is an increase from the low-20% range previously expected.

“We remain excited about the compelling secular penetration opportunities for our products,” continued Mr. Jagdfeld.  “These organic growth drivers are highlighted by the substantial opportunity to increase the penetration of standby generators in both the residential and light commercial markets, the significant opportunity to provide backup power for critical communications infrastructure, along with the overall ongoing shift in the market toward natural gas generators.  At the same time, we continue to remain active on the acquisition front in recent months with the closing of the Tower Light transaction and the agreement to purchase Baldor Generators.  These acquisitions are an integral part of our Powering Ahead strategic plan to become a more balanced company with improved global scale.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Thursday, October 24, 2013 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 318-8611 (domestic) or +1 (617) 399-5130 (international) and entering passcode 55841133.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials, if any, will be made available on the Company’s website prior to the start of the call.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 34204249. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available internationally through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency and duration of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•	the impact on our results of the substantial increases in our outstanding indebtedness and related interest expense due to the dividend recapitalization transactions completed in May 2012 and 2013;
•	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
•	the risk that our acquisitions will not be integrated successfully;
•	difficulties Generac may encounter as its business expands globally;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	loss of key management and employees;
•	increase in product and other liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of May 31, 2013, which is substantially the same definition that was contained in the Company’s previous credit agreements.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision (benefit) for income taxes adjusted for the following items: cash income tax expense, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, and certain other non-cash gains and losses.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$363,269	$300,586	$1,109,529	$834,284
Costs of goods sold	223,806	184,773	685,651	520,037
Gross profit	139,463	115,813	423,878	314,247

Operating expenses:
Selling and service	24,295	26,409	83,048	73,657
Research and development	7,183	6,456	20,892	17,214
General and administrative	13,693	11,435	40,158	30,699
Amortization of intangibles	7,003	12,389	19,533	36,902
Total operating expenses	52,174	56,689	163,631	158,472
Income from operations	87,289	59,124	260,247	155,775

Other (expense) income:
Interest expense	(12,494)	(16,933)	(42,432)	(32,501)
Investment income	23	6	65	54
Loss on extinguishment of debt	–	–	(15,336)	(14,308)
Costs related to acquisition	(656)	–	(1,059)	–
Other, net	(117)	(330)	(1,227)	(2,350)
Total other expense, net	(13,244)	(17,257)	(59,989)	(49,105)

Income before provision for income taxes	74,045	41,867	200,258	106,670
Provision for income taxes	26,952	16,326	74,237	41,734
Net income	$47,093	$25,541	$126,021	$64,936

Net income per common share - basic:	$0.69	$0.38	$1.85	$0.96
Weighted average common shares outstanding - basic:	68,198,006	67,415,363	68,026,705	67,308,758

Net income per common share - diluted:	$0.67	$0.37	$1.81	$0.94
Weighted average common shares outstanding - diluted:	69,887,025	69,166,501	69,627,215	68,980,970

Dividends declared per share	$–	$–	$5.00	$6.00

Comprehensive income	$48,336	$26,350	$129,288	$66,380

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$116,521	$108,023
Restricted cash	6,645	–
Accounts receivable, less allowance for doubtful accounts	164,698	134,978
Inventories	296,048	225,817
Deferred income taxes	27,333	48,687
Prepaid expenses and other assets	4,715	5,048
Total current assets	615,960	522,553

Property and equipment, net	120,812	104,718

Customer lists, net	42,705	37,823
Patents, net	64,405	70,302
Other intangible assets, net	4,694	5,783
Deferred financing costs, net	20,817	13,987
Trade names, net	173,191	158,831
Goodwill	589,599	552,943
Deferred income taxes	100,804	136,754
Other assets	68	153
Total assets	$1,733,055	$1,603,847

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$18,013	$12,550
Accounts payable	101,707	94,543
Accrued wages and employee benefits	25,826	19,435
Other accrued liabilities	83,170	86,081
Current portion of long-term borrowings and capital lease obligations	12,180	82,250
Total current liabilities	240,896	294,859

Long-term borrowings and capital lease obligations	1,177,671	799,018
Other long-term liabilities	57,148	46,342
Total liabilities	1,475,715	1,140,219

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 68,683,126 and 68,295,960 shares issued at September 30, 2013 and December 31, 2012, respectively	687	683
Additional paid-in capital	419,255	743,349
Treasury stock, at cost	(6,552)	–
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings (accumulated deficit)	57,295	(63,792)
Accumulated other comprehensive loss	(11,229)	(14,496)
Total stockholders’ equity	257,340	463,628
Total liabilities and stockholders’ equity	$1,733,055	$1,603,847

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012

Operating activities
Net income	$126,021	$64,936
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,969	6,116
Amortization of intangible assets	19,533	36,902
Amortization of original issue discount	1,615	945
Amortization of deferred finance costs	1,932	1,570
Amortization of unrealized loss on interest rate swaps	2,381	1,079
Loss on extinguishment of debt	15,336	14,308
Provision for losses on accounts receivable	880	16
Deferred income taxes	57,363	39,526
Loss on disposal of property and equipment	369	106
Share-based compensation expense	9,471	8,021
Net changes in operating assets and liabilities:
Accounts receivable	(16,268)	(18,284)
Inventories	(61,310)	(24,685)
Other assets	(5)	(2,059)
Accounts payable	(6,605)	(23,438)
Accrued wages and employee benefits	5,527	1,682
Other accrued liabilities	495	24,343
Excess tax benefits from equity awards	(9,491)	(1,860)
Net cash provided by operating activities	155,213	129,224

Investing activities
Proceeds from sale of property and equipment	75	19
Expenditures for property and equipment	(14,257)	(13,425)
Proceeds from sale of business, net	2,254	–
Acquisition of business, net of cash acquired	(73,961)	(2,275)
Net cash used in investing activities	(85,889)	(15,681)

Financing activities
Proceeds from short-term borrowings	16,007	23,000
Proceeds from long-term borrowings	1,200,000	1,455,614
Repayments of short-term borrowings	(10,544)	(23,000)
Repayments of long-term borrowings and capital lease obligations	(897,932)	(1,172,874)
Payment of debt issuance costs	(21,935)	(25,691)
Cash dividends paid	(343,424)	(404,332)
Taxes paid related to the net share settlement of equity awards	(12,468)	(3,280)
Excess tax benefits from equity awards	9,491	1,860
Proceeds from exercise of stock options	32	–
Net cash used in financing activities	(60,773)	(148,703)

Effect of exchange rate changes on cash and cash equivalents	(53)	–

Net increase (decrease) in cash and cash equivalents	8,498	(35,160)
Cash and cash equivalents at beginning of period	108,023	93,126
Cash and cash equivalents at end of period	$116,521	$57,966

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$47,093	$25,541	$126,021	$64,936
Interest expense	12,494	16,933	42,432	32,501
Depreciation and amortization	9,846	14,510	27,502	43,018
Income taxes provision	26,952	16,326	74,237	41,734
Non-cash write-down and other charges (1)	(782)	(391)	35	(141)
Non-cash share-based compensation expense (2)	3,279	2,764	9,471	8,021
Loss on extinguishment of debt	-	-	15,336	14,308
Transaction costs and credit facility fees (3)	1,125	391	3,028	1,810
Other	61	214	904	494
Adjusted EBITDA	$100,068	$76,288	$298,966	$206,681

(1) Includes losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Net income to Adjusted net income reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$47,093	$25,541	$126,021	$64,936
Provision for income taxes	26,952	16,326	74,237	41,734
Income before provision for income taxes	74,045	41,867	200,258	106,670
Amortization of intangible assets	7,003	12,389	19,533	36,902
Amortization of deferred finance costs and original issue discount	1,220	1,156	3,547	2,515
Loss on extinguishment of debt	-	-	15,336	14,308
Transaction costs and other purchase accounting adjustments (4)	977	(111)	2,154	1,181
Adjusted net income before provision for income taxes	83,245	55,301	240,828	161,576
Cash income tax expense (5)	(9,510)	(1,156)	(16,680)	(1,483)
Adjusted net income	$73,735	$54,145	$224,148	$160,093

Adjusted net income per common share - diluted:	$1.06	$0.78	$3.22	$2.32
Weighted average common shares outstanding - diluted:	69,887,025	69,166,501	69,627,215	68,980,970

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing. Also includes certain purchase accounting adjustments.

(5) Amount for the three and nine months ended September 30, 2013 is based on an anticipated cash income tax rate of approximately 9% for the full year-ended 2013.

Free cash flow reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$80,895	$69,517	$155,213	$129,224
Expenditures for property and equipment	(4,206)	(7,921)	(14,257)	(13,425)
Free cash flow	$76,689	$61,596	$140,956	$115,799

LTM free cash flow reconciliation	LTM September 30,
	2013
	(unaudited)

2012 net cash provided by operating activities, as reported	$235,594
Add: September 2013 net cash provided by operating activities, as reported	155,213
Less: September 2012 net cash provided by operating activities, as reported	(129,224)
LTM net cash provided by operating activities	261,583

2012 expenditures for property and equipment, as reported	(22,392)
Include: September 2013 expenditures for property and equipment, as reported	(14,257)
Exclude: September 2012 expenditures for property and equipment, as reported	13,425
LTM expenditures for property and equipment	(23,224)

Free cash flow	$238,359

LTM Adjusted EBITDA reconciliation	LTM September 30,
	2013
	(unaudited)

2012 Adjusted EBITDA, as reported	$289,809
Add: September 2013 Adjusted EBITDA, as reported	298,966
Less: September 2012 Adjusted EBITDA, as reported	(206,681)
Adjusted EBITDA	$382,094

SOURCE: Generac Holdings Inc.

CONTACTS:
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Michael W. Harris
Director – Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com